EXHIBIT 5.1

January 25, 2005

The Board of Directors,
KB Home,
10990 Wilshire Boulevard,
Los Angeles, California 90024.

Ladies and Gentlemen:

     I refer to the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), by KB Home, a Delaware corporation (the “Company”), relating to 10,000,000 shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the Company, and 10,000,000 related preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of February 4, 1999 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the “Rights Agent”).

     As counsel for the Company, I have examined such corporate records, other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in my opinion:

     (1) All necessary corporate proceedings by the Company have been duly taken to authorize the issuance or transfer of the Shares pursuant to the 1999 Incentive Plan and the 2001 Stock Incentive Plan and stock grants and the Shares being registered pursuant to the Registration Statement, when issued and paid for or transferred in accordance with the terms of the Plans or grants, will be duly authorized, validly issued, fully paid and nonassessable.

     (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act, the Shares have been duly issued or transferred as contemplated by the Registration Statement and the 1999 Plan or 2001 Plan and the stock grants and the Rights have been issued in conformity with the Rights Agreement, the Rights associated with the Securities will be validly issued.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am a person whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Richard B. Hirst

Richard B. Hirst,
Executive Vice President
and Chief Legal Officer